Exhibit 10.1

September 18, 2006

Karen Krumeich

Dear Karen:

We are pleased to confirm our offer to have you join Aksys, Ltd. (the “Company”) as our Interim Chief Financial Officer.  Your starting base salary will be $28,000 per month, less applicable withholdings.  If you accept our offer, your employment with the Company will begin on September 18, 2006.

You will commute from your home in New Jersey to the Company’s offices in Lincolnshire, Illinois, and you will spend Monday through Friday (except for holidays) each week working from the Company’s offices in Lincolnshire.  The Company will reimburse your reasonable airfare expenses to commute from your New Jersey residence to Lincolnshire in accordance with the Company’s expense reimbursement policies.   Naturally, you are expected to purchase the lowest-priced airline tickets reasonably available, such as by using low-cost carriers and discount travel sites, and arranging your travel dates to be as cost-effective as possible (e.g., by providing for a Saturday night stay where practicable).  The Company will also arrange and pay for temporary lodging while you are working at the Company’s office in Lincolnshire.

You will be eligible for paid vacation and holidays in accordance with the Company’s policies, as amended from time to time.  The Company will also arrange for your coverage under its directors’ and officers’ insurance policies, and will reimburse your reasonable business expenses in accordance with its expense reimbursement policies.  Aside from the foregoing, and consistent with the Company’s Interim Executive Services Agreement with Tatum, LLC, you will not be eligible to participate in any of the Company’s employee benefit programs (including but not limited to group health coverage, 401(k) participation, stock options, long-term disability or other group insurance coverage, or any form of bonus or incentive compensation).  Accordingly, you hereby waive any present or future eligibility to receive such benefits.

This letter and the Interim Executive Services Agreement with Tatum, LLC set forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter may not be modified in any way except in a writing signed by the Company’s President and you.  Please let us know of your decision to join the Company by signing a copy of this offer letter and returning it to us not later than September 18, 2006.  Your offer is contingent on your execution of the Company’s proprietary information and inventions assignment agreement, a copy of which is enclosed with this offer letter.  In addition, your offer is contingent upon the Company’s satisfactory completion of a background and reference check.

The Company is an “at-will” employer.  That means that both employees and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause.  No one other than the Company’s President has the authority to alter this at-will employment arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by the Company’s President and by the affected employee.

You also must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA).  Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA.  Please review this document and bring the appropriate original documentation on your first day of work.

We look forward to the opportunity to work with you.  If you have any questions, please feel free to give me a call.

Sincerely,

/s/ Howard J. Lewin

Howard J. Lewin
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Karen R. Krumeich
Signature

September 18, 2006
Date